Exhibit 11:

                            TranSwitch Corporation
                     Computation of Earnings per Share (1)

                     (in thousands, except per share data)

                                                                                             Three Months Ended
                                                                                                  March 31,
                                                                                             1996          1995
Primary (2)
Weighted average number of common shares outstanding (5)                                           11,571         1,215

Common Stock issuable with respect to common
  equivalents for stock options and warrants                                                          538            -

Conversion of common equivalents issued during the twelve
  month period prior to the initial public offering (3)                                               -             184
                                                                                             ------------  ------------
Weighted average common shares and equivalents                                                     12,109         1,399

Conversion of preferred stock to Common Stock (4)                                                     -           7,010

Conversion of preferred stock warrants to Common Stock (4)                                            -              16
                                                                                             ------------  ------------
Pro forma weighted average Common Stock and equivalents                                            12,109         8,425

Net income (loss)                                                                            $         63  $       (906)
                                                                                             ------------  ------------
Net income (loss) per share                                                                  $       0.01  $      (0.65)

Pro forma income (loss) per share                                                            $       0.01  $      (0.11)
=================================                                                            ============  ============

- - ----------
(1) This exhibit should be read in connection with "Stockholders' Equity and Loss Per Share" in Note 2 of the notes to the Consolidated Financial Statements.
(2) Fully diluted per share amounts are the same as primary.
(3) Pursuant to the requirements of the Securities and Exchange Commission, Common Stock and common stock equivalents issued during the twelve month period prior to the Company's initial public offering have been included in the calculation (using the treasury stock method and the price of $10.00 per share) as if they were outstanding for all periods presented whether they are anti-dilutive or not.
(4) Pro forma weighted average Common Stock and equivalents assumes conversion of preferred stock warrants and Preferred Stock to Common Stock.
(5) The March 31, 1996 weighted average common shares outstanding include the preferred stock converted to common stock as having converted into common stock at the beginning of each period presented.



Page 13 of 13